Exhibit 107.1
Calculation of Filing Fee Tables
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Form S-8
(Form Type)
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COOPER-STANDARD HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other (2)	1,178,933 shares	$24.77 (2)	$ 29,202,170.41 (2)	$153.10 per $1,000,000	$4,470.85
Total Offering Amounts					$ 29,202,170.41 (2)		$4,470.85
Total Fee Offsets							$—
Net Fee Due							$4,470.85

(1)    Reflects shares of common stock, par value $0.001 per share (the “Common Stock”), of Cooper-Standard Holdings Inc., a Delaware corporation, being registered hereunder that may be issued pursuant to the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan, as amended and restated effective May 15, 2025 (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of Common Stock stated above, such additional and indeterminate number of securities as may become issuable because of the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split, reorganization, recapitalization or similar event.
(2)    Pursuant to Rule 457(h) and (c) promulgated under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 13, 2025, as reported on the New York Stock Exchange.